                                                               EXHIBIT 10.19


                                 EQUIPMENT LEASE


         This Agreement is made as of the 25th day of November, 1997, by and between COMMODORE SEPARATION TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware ("Commodore"), and Maryland Environmental Service, an agency and instrumentality of the State of Maryland ("MES").

                                    RECITALS:

         WHEREAS, Commodore owns certain proprietary technology related to a supported liquid membrane device and process which uses a liquid membrane support, diluent mixtures, membrane temperature gradients, carrier solutions, and other proprietary processes for which Commodore has filed one or more patent applications with the United States Patent and Trademark Office; Commodore also owns proprietary know-how and other proprietary information related to its supported liquid membrane device and process; (all of the foregoing proprietary technology, know-how and information is hereinafter referred to as Commodore's "Supported Liquid Membrane Technology"); Commodore's Supported Liquid Membrane Technology has the ability to process wastewater such as landfill leachate and separate and/or remove from the landfill leachate metals such as chromium; and

         WHEREAS, Commodore has developed proprietary equipment ("Proprietary Equipment") which incorporates and actuates the Supported Liquid Membrane Technology for processing wastewater such as landfill leachate and for separating and removing chromium; Commodore has also developed certain computer software, including source code and object code (the "Software") which operates and controls the Supported Liquid Membrane Technology and the Proprietary Equipment in combination with other non-proprietary equipment. The Supported Liquid Membrane Technology, the Proprietary Equipment and the Software, are described on Schedule A attached to a License Agreement of even date herewith between the parties and are hereinafter collectively referred to as "Intellectual Property";

         WHEREAS, Commodore Intellectual Property, when combined with certain nonproprietary equipment and an immobilized ligand process equipment proprietary to a third party, all described on Schedule 2.5 attached hereto (the "Equipment") can separate and remove, total chromium from wastewater such as landfill leachate;

         WHEREAS, MES operates leachate treatment facilities ("Leachate Treatment Facilities") at the Hawkins Point Hazardous Waste Treatment Facility at the Port of Baltimore, Maryland ("Hawkins Point") at which it must, inter alia remove total chromium from landfill leachate before discharging the landfill leachate;

         WHEREAS, Commodore has licensed its Intellectual Property to MES pursuant to a License Agreement of even date herewith and Commodore is hereby willing to lease the Equipment to MES under and subject to the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for and in consideration of the terms and conditions hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:


                                    ARTICLE I

         1.1 Recitals. The foregoing recitals are incorporated herein as if set forth at length.

                                   ARTICLE II

                               Lease of Equipment

         2.1 Initial Lease Price. Subject to the terms and condition of this Agreement and the License Agreement of even date herewith between the parties hereto (the "License Agreement"), Commodore hereby agrees to lease and does hereby lease the Equipment to MES and MES hereby agrees to lease and does hereby lease the Equipment from Commodore for an initial one time, non-refundable sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Initial Lease Price") the Equipment as more fully described on Schedule 2.5 hereto which is incorporated herein by reference.

         2.2 Delivery, Installation and Start-Up. As part of the Initial Lease Price, Commodore hereby agrees, at its sole cost and expense, to deliver the Equipment at Hawkins Point, to make all necessary electrical and plumbing connections from a building (the "Building") to be erected by MES at Hawkins Point (the "Building") to the Equipment, and test the Equipment through the "Commissioning Date" as hereinafter defined in Section 2.7 hereof.

         2.3 Payment Terms. MES shall pay the Initial Lease Price to Commodore as follow: (i) 25% of the Initial Lease Price, or Sixty-Two Thousand Five Hundred Dollars ($62,500.00), within ten (10) days of execution and delivery of this Agreement and the License Agreement and delivery to MES of a Bond or Letter of Credit referred to in Section 4.2 hereof; (ii) Fifty percent, (50%) of the Initial Lease Price, or One Hundred Twenty-Five Thousand Dollars ($125,000.00) within ten (10) days of delivery to MES and installation of the Equipment at Hawkins Point and (iii) the balance of the Initial Lease Price, i.e., twenty five percent (25%) or Sixty Two Thousand Five Hundred Dollars ($62,500.00) within ten (10) days after the Commissioning Date (as hereinafter defined) of the Equipment.

         2.4 Commissioning Date: For purposes of this Agreement, "Commissioning Date" means and refers to the date on which the Equipment has been installed, fully tested and processes 14,000 gallons of landfill leachate to meet the Effluent Limitations as hereinafter defined in Section 5.2 hereof during an operational period of 48 hours which operational period may either consist of 48 continuous hours or four consecutive 12 hour work days.

         2.5 Description of Equipment. The Equipment which Commodore hereby leases to MES is a part of a CST System which consists of the Equipment described on Schedule 2.5 attached hereto and incorporated herein. Commodore reserves the right, at its sole cost and expense, to provide substitute or supplementary trichromium removal equipment.

         2.6 Shipping Costs. Commodore agrees to pay, at its sole cost and expense, all costs and expenses associated with shipping and transporting the Equipment from Commodore's manufacturing facility at Dublin, Ohio to Hawkins Point.

         2.7 Installation Date: CST will be ready to deliver and install the Equipment to meet the start date specified in MES' Project I.D. No. 97-03-44R (the "Project").

         2.8 Acceptance. MES shall have no duty to accept the Equipment until it meets the performance specified in Section 2.4 hereof. MES shall accept the Equipment on the Commissioning Date as defined in Section 2.4 hereof.

         2.9 Additional Lease Payments. In addition to the Initial Lease Price, during the term of this Agreement, MES shall pay a fixed, flat monthly lease payment (the "Additional Lease Payment") to Commodore equivalent to 50% of the chemical cost savings and sludge disposal cost savings realized by using the Intellectual Property and the Equipment compared to the cost of using a chemical precipitation system for processing the chromium generated by Hawkins Point Leachate Treatment Facilities. The parties acknowledge and agree that the chemical cost savings have been calculated by Black & Veatch in an April 1-3 Value Engineering Report, amended May 1, 1997, and as further amended on August, 1997, using value engineering principles based on a complete life cycle analysis (including the capital costs, and cost of operation, maintenance and repair) of using Commodore's Intellectual Property and the Equipment compared to a chemical precipitation method (the "Baseline Cost Savings"). The Baseline Savings Cost shall be computed and expressed on a unit price basis for each gallon of leachate actually processed by the Equipment and for the cost of each gallon of sludge actually disposed of (if any). The Baseline Cost Savings shall remain effective from the Effective Date hereof and during the Initial Term (as hereinafter defined) hereof. Thereafter, during any renewal period of the term of this Agreement, based on price indexing for variable components (such as fluctuating costs for chemicals and sludge disposal), the parties shall annually review and on or before each anniversary of the Commissioning Date, agree upon adjustments to the Baseline Cost Savings and adjust the Additional Lease Payment, payable monthly, accordingly.

         2.10 Baseline Cost Savings Determination. The parties shall agree on the Baseline Cost Savings on or before the execution of this Agreement. If the parties execute and deliver this Agreement prior to their having reached agreement on the Baseline Cost Savings, and they are unable to thereafter agree upon the Baseline Cost Savings, they shall submit any dispute in regard thereto to arbitration by the American Arbitration Association conducted in accord with the rules of commercial arbitration then in effect.

         2.11 Time for Payment. MES shall remit all Additional Lease Payments to Commodore on or before the 20th day of each calendar month for the usage of the Equipment with the Intellectual Property during the preceding calendar month.

         2.12 Additional Potential Future Consideration: Commodore and MES will cooperate in determining whether the residual chromium separated by the Intellectual Property and the Equipment and/or any related immobilized ligand process has commercial value. The "Net Residual Commercial Value" as hereinafter defined in this section, if any, will be divided and allocated 50% to Commodore and 50% to MES. The Net Residual Value shall be the difference between the gross sales price of the residual chromium and Residual Chromium Sales Costs (as defined in this Section 2.12). Residual Chromium Sales Costs shall be the sum of MES' cost of removal of the residual chromium or strip solution from the Equipment, and storage, treatment and transportation of the residual chromium or strip solution. Commodore will have the exclusive first right to broker the residual chromium, but Commodore shall never own, take title to, arrange for transportation of, store or, except as hereinafter set forth in
Section 8.2, have responsibility to dispose of the residual chromium or the strip solution from the Equipment or any related immobilized ligand process in which it is contained.

         2.13 Initial Term. This Agreement shall become effective on the day and date above written and except as hereinafter provided in Section 9.1 continue in full force and effect for a minimum term of two years (the "Initial Term") from the Commissioning Date.

         2.14 Renewal. Either party may unilaterally terminate this Agreement at the expiration of the Initial Term by giving notice to the other party of its intention to do so at least 90 days prior to the expiration of the Initial Term. In the absence of notice by either party to the other within 90 days of the expiration of the Initial Term of their intention to terminate this Agreement, the Initial Term shall be deemed to be extended from year to year. Thereafter, either party may unilaterally terminate this Agreement at the end of any one (1) year renewal term by giving the other party at least 90 days prior written notice to the other whereupon this Agreement shall terminate upon the expiration of any such renewal term.

         2.15 Option to Purchase. At the expiration or termination of this Agreement, and provided that MES is not in default of any term or provision of this Agreement or of the License Agreement, MES may, at its option, purchase the Equipment for the sum of Ten ($10.00) Dollars. The Equipment shall not include the Intellectual Property, any metal concentration monitoring device affixed to the Equipment, or any other item not described on Schedule 2.5 hereto.

         2.16 Termination. In addition to any other basis for expiration or termination of this Agreement, except as hereinafter provided, this Agreement and the License Agreement shall terminate upon MES making any claim against the Bond referred to in Section 4.2 hereof. Upon MES making any claim against the Bond referred to in Section 4.2 hereof, this Agreement shall terminate and MES shall, at Commodore's sole cost and expense, return the Equipment and the Intellectual Property to Commodore. Provided, however, notwithstanding anything herein to the contrary, in the event MES makes a claim against the Bond, MES may elect to maintain this Agreement in force and effect for a reasonable period of time to secure a replacement system to treat the landfill leachate.

         2.17 Remedies upon Termination for Cause. Except as otherwise set forth to the contrary in this Agreement, nothing in this Agreement shall be construed as a waiver by either party of its rights and remedies against the other party in the event this Agreement is terminated as a result of a breach of this Agreement by the other party. In that event, except as otherwise set forth herein, all such rights and remedies are reserved.

                                   ARTICLE III

                                   Limitations

         3.1 Limitations on Use. MES covenants and agrees that, except as hereinafter provided, and as long as this Agreement and the License Agreement remain in force and effect, it shall use the Equipment: (i) exclusively for the purpose of removing and separating total chromium and/or chromium VI from MES' Hawkins Point Leachate Treatment Facilities and for no other purpose whatsoever, and (ii) strictly in accord with the License Agreement. Provided, however, that subject to the terms of this Agreement and the License Agreement, MES may process landfill leachate or leachate generated from materials placed at Hawkins Point by or on behalf of Allied Signal Corporation through the Equipment for the purpose of separating and/or removing chromium.

         3.2 Restriction of Transfer and Use. MES covenants and agrees that as long as this Agreement and the License Agreement remain in force and effect, it will not sell, lease, license, sublicense, lend or otherwise transfer possession of or title to the Equipment to any third party or engage any third party to operate the Equipment without the express written consent of Commodore which may be withheld for any reason or for no reason. MES further covenants and agrees that it will not and it will not permit others to disassemble, decompile, reverse engineer, modify, alter, or tamper with or service the Equipment without the express written consent of Commodore which may be withheld for any reason or for no reason. Notwithstanding the foregoing, MES may disassemble, alter, or remove the Equipment if (i) MES is ordered to do so by a judicial, environmental or public safety authority, or (ii) there exists fire, storm or other extreme conditions at Hawkins Point that require immediate action by MES. In either event, MES shall promptly notify Commodore of its actions, and it shall take reasonable actions to prevent others from gaining access to the Equipment. MES further covenants and agrees it will not permit others to commercially exploit the Equipment in any way.

         3.3 Use Upon Breach. In the event of a breach of this Agreement or the License Agreement by MES, it shall immediately discontinue using the Equipment and the Intellectual Property until or unless said breach is cured.


                                   ARTICLE IV

                       Design and Performance of Equipment

         4.1 Equipment Design. MES hereby acknowledges that it has made representations to Commodore about the Hawkins Point volume of landfill leachate and the concentrations of total chromium contained therein, the pH, temperature of the landfill leachate stream and the concentrations of total suspended solids contained therein (the "Leachate Representations") which it will or intends to process per 24-hour period at the Hawkins Point Leachate Treatment Facilities, to-wit, MES has represented and hereby represents that it intends to process a maximum daily volume of 7,000 gallons of landfill leachate which will have a maximum concentration of 700 parts per million (ppm) of total chromium and 600 ppm of chromium VI; MES further has represented that the landfill leachate stream will have (i) a pH ranging between 12.0 and 13.5, (ii) a temperature ranging between 45 degrees F and 100 degrees F, and (iii) will be filtered so that it is free of debris and/or total suspended solids exceeding 10 microns in size. MES also acknowledges that Commodore has relied on the Leachate Representations to design the Equipment which is the subject of this Agreement and to make the representations and warranties contained herein.

         4.2 Performance Bond. At or before the delivery of the Equipment to Hawkins Point, and during the Initial Term hereof, Commodore will post and maintain in force and effect a performance bond (the "Bond"), in favor of MES, either in a form of a surety bond issued by a surety licensed to write surety bonds in Maryland, or in the form of a letter of credit issued by a prime United States bank, in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00). The Bond will provide assurance that, except for normal equipment failure, acts of God and similar interruptions over which Commodore has no control, the Equipment will meet the Effluent Limitations (as hereinafter defined in Section
5.2 hereof). Provided, that the Equipment shall not be deemed to have failed to meet Effluent Limitations until after notice to Commodore and reasonable opportunity to cure. In the event that the Equipment fails to meet Effluent Limitations, MES shall be entitled to demand payment on the Bond for an amount up to, but not to exceed, the face amount of the Bond, to cover the acquisition, installation and commissioning of a substitute chemical precipitation unit and incidental damages directly related to installing a substitute chemical precipitation unit (including any cost needed for replumbing and installation of necessary controls for a substitute chemical precipitation unit) and the costs of disposal, if any, of leachate until the substitute chemical precipitation unit is installed and commissioned, said period not to exceed 180 days. Upon such demand, this Agreement and the License Agreement shall terminate. All other liability for breach of warranty, including, without limitation, liability for incidental and consequential damages, are hereby disclaimed by Commodore and waived by MES. Any claim by MES for liability on the Bond must be made within two (2) years from the Commissioning Date, or else liability on the Bond will expire. In the event that MES exercises its option to purchase the Equipment pursuant to Section 2.15 hereof, the liability on the Bond shall automatically expire. Nothing herein shall be construed as a waiver of (i) Commodore's right to contest the validity of MES' demand for payment on the Bond, (ii) Commodore's right to contest any contention by MES that the Equipment failed to process landfill leachate to meet the Effluent Limitations or (iii) any other right or defense of Commodore. Notwithstanding anything herein to the contrary, in the event that MES exercises its option to purchase the Equipment, liability on the Bond shall expire upon the giving of the notice of such exercise. Upon expiration of liability on the Bond, MES shall either issue a letter advising Commodore and the surety or issuing bank that liability on the Bond has terminated or return the original of any surety bond or letter of credit to the issuing surety or bank.

                                    ARTICLE V

                         Representations and Warranties

A.      By Commodore

         5.1 Disclaimer. Commodore, for itself, its predecessors, successors, agents, servants, contractors, vendors and supplies, hereby expressly disclaims any warranty, express or implied, including, without limitation, any warranty as to fitness for a particular purpose, which is not expressly set forth herein.

         5.2 Performance Warranties. Commodore hereby warrants that the Equipment, when properly maintained, serviced, and used as intended and used in conjunction with the Intellectual Property, and when processing leachate which falls within the parameters of the Leachate Representations, will meet the Effluent Limitations at the Hawkins Point Leachate Treatment Facilities for chromium VI and total chromium, that is a maximum daily average of 0.1 ppm for chromium VI and 1.0 ppm for total chromium, and a monthly average of 0.05 ppm for chromium VI and 0.5 ppm for total chromium ("Effluent Limitations"). The pH of all discharged effluent shall be between 6.0 and 9.0. The parties agree that for purposes of this Agreement, the exclusive analytical method for analyzing the concentration of Total Chromium shall be the inductively coupled plasma ("ICP") methodology and that the exclusive method for analyzing Chromium VI shall be the atomic absorption spectrophotometric methodology. Commodore hereby covenants and agrees that the warranties set forth in this section shall remain in full force and effect notwithstanding the failure of Commodore to perform the services specified in Section 6.1 hereof

         5.3 Manufacturers' Warranty. Commodore shall, to the extent authorized and permitted by law and agreement, transfer to MES the benefit of each and every manufacturer's warranty (if any) for each and every part or component of the Equipment which is subject to a third party manufacturer's warranty. Commodore shall take all reasonable steps to assist MES in processing any such manufacturer's warranty claims. Commodore shall not take any action to waive or void any third party manufacturer's warranty without the express written consent of MES.

         5.4 Commodore's Limited Warranty. Commodore hereby warrants that each SLM cartridge, consisting of the hollow' porous fiber membrane in a casing, which is a part of the Intellectual Property and connected to in the Equipment but not Commodore's proprietary solution inside the cartridge an the other Intellectual Property, for a period of one year will be free of defects in workmanship and materials. Except as hereinafter provided, Commodore warrants that when properly maintained and used as intended, and when processing leachate which falls within the parameters of the Leachate Representations, the Equipment will be free of defects in workmanship or materials for a period of one (1) year from the Commissioning Date. After the one (1) year warranty period, Commodore will transfer the manufacturers' warranties for all non-Commodore parts and materials, if any, to the extent it is able. All other warranties not expressly made in this section or elsewhere in this Agreement are hereby disclaimed. Except as otherwise set forth in this Agreement, Commodore shall not be liable, and MES hereby acknowledges and agrees that Commodore shall not be liable for any incidental or consequential damages of any type whatsoever.

B.     By MES

         5.5 Leachate Parameters. MES hereby represents and warrants that all Hawkins Point Leachate Treatment Facilities such as landfi11 leachate entering Commodore's Equipment for processing will have the following characteristics:
(i) volume not to exceed 7,000 gpd; (ii) total chromium not to exceed 700 ppm;
(iii) chromium VI not to exceed 600 ppm; (iv) pH between 12.0 and 13.5, (v) temperature between 45 degrees F and 100 degrees F and (vi) shall be free of debris or suspended solids which exceed 10 microns in size.


                                   ARTICLE VI

                                     Service

         6.1 Service of Equipment. Commodore will have the exclusive right to service any aspect of its Intellectual Property which is attached to the Equipment. During the first year following the Commissioning Date, MES shall pay to Commodore $44.00 per hour for each hour of on-site labor required to service the Intellectual Property (the "Equipment Service Rate"). In no event will Commodore charge MES for more than the aggregate amount of $450.00 for air fare, automobile rental and lodging in respect to each necessary trip for service to the Intellectual Property or the Equipment. The Equipment Service Rate will only be paid for non-warranty services provided at Hawkins Point, and shall not include any travel time. MES will not be obligated to pay for more than one technician or other labor unless it agrees in writing prior to the arrival of the technician to Hawkins Point. After the first year the Equipment Service Rate may be increased by mutual agreement of the parties, but in no event will the Equipment Service Rate increase by more than the Consumer Price Index for the Baltimore-Washington area. The repair of other non-Commodore parts or materials, which Commodore is able to service will be serviced at the same rate. If Commodore is unable to repair any non-Commodore parts or materials, Commodore shall immediately notify MES, and MES shall promptly arrange for the repair of such parts or materials. Commodore shall honor any express warranty made herein at its sole cost and expense.

         6.2 Proprietary Solution. MES hereby acknowledges and agrees that the proprietary solution inside the SLM cartridge must be changed periodically for the Equipment and Intellectual Property to meet Commodore's performance warranties. Commodore shall be exclusively responsible for changing the solution in the SLM cartridge on a regular basis so that the Equipment and Intellectual Property fully meets or exceeds, at all times, the performance warranties set forth in Section 5.2 of this Agreement. MES shall pay the sum of $1,890.00 per gallon for each gallon of solution placed in the Equipment, not to exceed $19,375.00 per calendar year.

                                   ARTICLE VII

                                  MES Covenants

         7.1 Applicable Laws. MES agrees to operate the Equipment and to carry on its business involving the Equipment in accordance with all applicable laws, rules, regulations, orders or other requirements. Without in any way limiting the generality of the foregoing, and except as hereinafter set forth in Section
8.2 hereof, MES, at its sole cost and expense, hereby covenants and agrees to property dispose of (i) all chromium (including total chromium) contained in the strip solution which cannot be resold or recycled (ii) all chromium (including total chromium) contaminated sludge generated by the CST System (iii) all other hazardous substances contained in or mixed with the landfill leachate or the strip solution and (iv) all components of the Equipment contaminated with any hazardous or toxic substances which are discarded during the term of this Agreement or, at Commodore's election, which MES does not exercise its option to purchase pursuant to Section 2.14 hereof.

         7.2 Equipment. MES covenants to supply, on or before the start date, at the Hawkins Point Leachate Treatment Facilities a building, the Equipment, the equipment and services on Schedule 7.2 hereof.


                                  ARTICLE VIII

                               Commodore Covenants

         8.1 Consultation. Commodore covenants to make its representatives available for consultation and support of the Intellectual Property. Except with respect to warranty services provided under Article V hereof, all representatives will be billed to MES according to Commodore's standard schedule of rates for its employees and representatives, a copy of which is attached hereto as Schedule 8.1 and incorporated herein by reference. MES shall have no obligation to pay any consultation fees provided pursuant to this section unless specifically authorized in advance by MES.

         8.2 Commodore's Costs of Chromium Disposal. Notwithstanding anything to the contrary in this Agreement, if, despite due diligence and best efforts, the parties are unable to sell or MES is otherwise unable to dispose of at no cost to it, the residual chromium separated by the Equipment and/or any related immobilized ligand process, then and in that event, during the Initial Term of this Agreement, and during any renewal term thereof, Commodore agrees to pay one-half of the costs to dispose of the chromium (but no other hazardous substances) and/or strip solution containing the chromium (whether from the Equipment or related immobilized ligand process) (but no other hazardous substances) in accordance with all applicable laws, rules, regulations, orders or other requirements.

         8.3 Training. Commodore will provide, at its sole cost and expense, the equivalent of five (5) business days of training to MES' personnel for purposes of instructing them in the operation of the Equipment and Proprietary Information. Any additional training necessary to instruct MES' personnel shall be provided by Commodore at MES' cost and expense according to the Schedule of Rates set forth on Schedule 8.1 hereof.

                                   ARTICLE IX

                                  Miscellaneous

       9.1 Survival. Upon the expiration or termination of this Agreement for any reason, the parties hereto agree that all of the representations, warranties, terms, conditions, undertakings, covenants and promises (whether or not so captioned) contained herein by either one of them with respect to limitations on use of the Proprietary Information, remedies, the covenants against non-disclosure, confidentiality, indemnification, set-off, of Intellectual Property, repurchase of the Equipment and other similar terms and conditions which would survive termination or expiration of an agreement of this nature in order to fully effectuate the intention of the parties shall survive and shall not be affected by said expiration or termination.

         9.2 Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be duly given if delivered personally or sent by telefax or by registered or certified mail (notices sent by telefax or mailed shall be deemed to have been given on the date received), as follows (or to such other address as any party shall designate by notice in writing to the others in accordance herewith):

       (i) To:        Commodore Separation Technologies, Inc.
                      c/o, James M. DeAngelis
                      3240 Town Point Drive
                      Suite 200
                      Kennesaw, GA 30144

       (ii) To:       Maryland Environmental Service
                      Attention: Director
                      2011 Commerce Park Drive
                      Annapolis, Maryland 21401-2911


         9.3 Entire Agreement. This Agreement (including the Schedules) contains the entire agreement among the parties. This Agreement shall be construed and interpreted in pari materia with the License Agreement of even date herewith between the parties hereto and supersedes all prior arrangements or understandings, written or oral, with respect thereto.

         9.4 Amendments. Any term or condition of this Agreement may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, authorized and executed in the same manner as this Agreement by the parties hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power of privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.6 Exhibits. The Exhibits and other documents attached to or delivered herewith are hereby incorporated and made a part of this Agreement as if set forth in full herein.

         9.7 Drafting. No presumption shall operate in favor of or against any party in the construction or interpretation of this Agreement as a consequence of a party's responsibility for drafting this Agreement.

         9.8 Attorney and Professional Fees. Each party will pay his/her own attorney or professional fees in connection with this Agreement or settlement discussions leading to this Agreement.

         9.9 Recitals. The foregoing recitals are incorporated herein as if set forth at length.

         9.10 Captions. The captions of Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         9.11 Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective designees, successors, heirs and assigns.

         9.12 Choice of Law and Forum: Severability. This Agreement shall be governed by and construed in accordance with the laws of State of Maryland without regard to conflict of law rules.

         9.13 Access to Hawkins Point. To the extent permitted by law, MES agrees to allow Commodore access to Hawkins Point for the sole purpose of showing third parties the Equipment in operation. In order to enter Hawkins Point, Commodore must first provide to MES the name of each individual for whom permission to enter is sought, along with the individuals' address, business affiliation, and such other information as MES may reasonably request. Commodore and its party may not enter Hawkins Point until MES first provides permission, which permission shall not be unreasonably denied. MES may require that all persons entering Hawkins Point first agree to release, hold harmless and indemnify MES, MPA, the State of Maryland, and all their officers and employees from liability for any injury or damage incurred as a result of the persons entering Hawkins Point.



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


         9.14 Publication. Except as hereinafter provided, Commodore reserves the prior right to approve all publications or press releases by MES relating to the Intellectual Property or its performance which approval should not be unreasonably withheld. Provided, that this reservation shall not apply to any information which MES is obligated to report to the Maryland General Assembly or Executive Branch agency or which it must provide pursuant to a judicial or administrative order or subpoena.

         9.15 Data Sharing MES. MES covenants and agrees to share with Commodore on a timely and periodic basis all performance related data from the Equipment. Commodore covenants and agrees to pay for or reimburse MES for the reasonable cost of providing photocopies of such data, postage and other similar out-of-pocket expenses for same.

         9.16 Testing. Commodore hereby reserves the right, and MES hereby agrees that Commodore may, upon reasonable advance notice to MES, institute any tests of the Equipment or install any items of hardware as part of the Equipment and/or remove or replace same, provided that all of the foregoing is carried out at Commodore's sole cost and expense and that it does not in any way interfere with the operation of the Equipment or separating and removing the chromium from the Hawkins Point leachate, or does not, in any way, interfere with or prevent the Equipment from meeting any of the warranties set forth in Article V hereof.

         IN WITNESS WHEREOF and intending to be legally bound, the said parties have hereunto set their hands and seals this 25th day of November, 1997.



Attest:                                 Commodore Separation Technologies, Inc.



/s/ James DeAngelis                         By: /s/ Kenneth J. Houle
----------------------------                -----------------------------------
    James DeAngelis                                 Kenneth J. Houle

Title: Sr. V.P Sales & Marketing            Title: President and C.O.O.



Witness:                                     Maryland Environmental Service



/s/ Cheryl Kidwell                          By: /s/ James W. Peck
-----------------------------                  --------------------------------
                                                    James W. Peck

                                            Title: Director


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